EXHIBIT 99.1
       NEWS RELEASE

Verso Paper Reports Third Quarter 2007 Results

MEMPHIS, Tenn., Nov. 13, 2007 – (BUSINESS WIRE) – Verso Paper Holdings LLC (“Verso Paper”) today reported its results for the third quarter and nine months ended on September 30, 2007.

Highlights for the third quarter and nine months ended September 30, 2007, include:

•
Revenues of $450.5 million in third quarter 2007 compared to $434.2 million during the prior-year period.  Revenues of $1,182.9 million for the nine months ended September 30, 2007, compared to $1,203.2 million for the comparable period in 2006.

•
Operating income of $10.9 million in third quarter 2007 versus operating income of $32.8 million in the prior-year period.  Operating income of $2.9 million for the nine months ended September 30, 2007, compared to operating income of $49.4 million for the comparable period in 2006.

•
Net loss of ($17.3) million for the quarter versus net income of $9.2 million in the prior-year period.  Net loss of ($81.1) million for the nine months ended September 30, 2007, compared to net income of $14.9 million for the comparable period last year.

•
Adjusted EBITDA of $117.4 million for the nine months ended September 30, 2007, versus $166.2 million during the prior year.  (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to net income later in this release).

“Our third quarter 2007 results reflect significant improvement over the second quarter of 2007 as we began to enter our seasonally stronger period of the year.  Although sales prices still lag those of third quarter 2006, volumes and revenues were higher year over year.  Also, the third quarter of 2007 saw prices increase quarter over quarter for the first time in over a year, and we expect this trend to continue for the foreseeable future as we continue to realize two price increases across our coated paper products.  Coated paper market conditions are currently strong as a result of significant capacity closures within the industry and favorable exchange rates.  This has resulted in strong order backlogs for our business,” said Mike Jackson, President and CEO of Verso Paper.

“During the quarter, in addition to improved volumes and sales prices, our operations ran very well and generated additional cost improvements over the previous quarter, and input prices for our key direct expenses were lower.  Additionally, we continued to keep our SG&A and freight costs at efficient levels.  As mentioned last quarter, we have completed the transition of over 10 functional areas from International Paper, thus substantially transitioning Verso Paper to stand-alone, and have operated with no significant issues since that time.”

The following discussion of our results of operations covers periods prior to the acquisition of the Company.  The results of operations for the quarter and nine months ended September 30, 2007, reflect the results of the Successor only.  For comparison purposes, the results of operations for the quarter and nine months ended September 30, 2006, are presented on a combined basis, consisting of the results of our Predecessor for the seven months ended July 31, 2006, and our results, as the Successor, for the two months ended September 30, 2006.

Results of Operations – Comparison of Third Quarter 2007 to Third Quarter 2006

Summary Results

		Combined
	Successor	Successor and	Successor	Predecessor
	Consolidated	Predecessor	Consolidated	Combined
	Three Months	Three Months	Two Months	One Month
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	July 31,
(In thousands of U.S. dollars)	2007	2006	2006	2006

Net sales	$450,548	$434,202	$298,825	$135,377

Costs and expenses:
Cost of products sold - (exclusive of depreciation and amortization)	386,709	360,573	247,884	112,689
Depreciation and amortization	31,355	28,460	18,744	9,716
Selling, general and administrative expenses	17,376	8,639	5,228	3,411
Restructuring and other charges	4,240	3,700	3,700	-

Operating income	10,868	32,830	23,269	9,561

Interest income	(238)	(505)	(501)	(4)
Interest expense	28,430	20,805	19,550	1,255

Income (loss) before income taxes	(17,324)	12,530	4,220	8,310

Income tax expense	-	3,349	75	3,274

Net income (loss)	$(17,324)	$9,181	$4,145	$5,036

Net sales for the three months ended September 30, 2007, were $450.5 million compared to $434.2 million for the three months ended September 30, 2006.  The improvement was the result of higher sales volume which increased 8.7%, partially offset by a 4.5% decrease in average sales prices for the three months ended September 30, 2007, compared to the three months ended September 30, 2006.

Net sales for our papers segment were $406.2 million for the three months ended September 30, 2007, compared to $388.1 million for the three months ended September 30, 2006.  The increase was due to an 11.6% increase in paper volumes for third quarter 2007 compared to third quarter 2006.  This improvement was partially offset by a 6.2% decline in average paper sales prices compared to the three months ended September 30, 2006.

Net sales for our market pulp segment were $34.9 million for the three months ended September 30, 2007, compared to $36.3 million for the three months ended September 30, 2006.  This decrease was due to a 6.7% decline in sales volume, partially offset by a 3.2% increase in average sales prices compared to third quarter 2006.  The decrease in volume was mainly due to our increase in internal consumption.

Net sales for our other segment were $9.4 million for the three months ended September 30, 2007, compared to $9.8 million for the three months ended September 30, 2006.  This decrease reflects an 8.7% decline in sales volume, partially offset by a 3.8% increase in average sales prices compared to third quarter 2006.

Cost of sales for the three months ended September 30, 2007, was $418.0 million, compared to $389.0 million for the three months ended September 30, 2006, an increase of 7.5%, primarily driven by higher sales volume. Our gross margin, excluding depreciation and amortization, was 14.2% for the three months ended September 30, 2007, compared to 17.0% for the same period in 2006.  This decline reflects the decline in average sales prices for the three months ended September 30, 2007.  Depreciation and amortization expense for the three months ended September 30, 2007, was $31.3 million compared to $28.5 million for the three months ended September 30, 2006.

Results of Operations – Comparison of First Nine Months of 2007 to First Nine Months of 2006

Summary Results

		Combined
	Successor	Successor and	Successor	Predecessor
	Consolidated	Predecessor	Consolidated	Combined
	Nine Months	Nine Months	Two Months	Seven Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	July 31,
(In thousands of U.S. dollars)	2007	2006	2006	2006

Net sales	$1,182,956	$1,203,242	$298,825	$904,417

Costs and expenses:

Cost of products sold - (exclusive of depreciation and amortization)	1,035,903	1,019,460	247,884	771,576
Depreciation and amortization	90,638	91,418	18,744	72,674
Selling, general and administrative expenses	37,047	39,576	5,228	34,348
Restructuring and other charges	16,483	3,378	3,700	(322)

Operating income	2,885	49,410	23,269	26,141

Interest income	(1,333)	(524)	(501)	(23)
Interest expense	85,355	27,964	19,550	8,414

Income (loss) before income taxes	(81,137)	21,970	4,220	17,750

Income tax expense	-	7,068	75	6,993

Net income (loss)	$(81,137)	$14,902	$4,145	$10,757

Net sales for the nine months ended September 30, 2007, were $1,182.9 million compared to $1,203.2 million for the nine months ended September 30, 2006.  The decrease was the result of a 4.0% decrease in average sales prices partially offset by a 2.4% increase in volume for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.

Net sales for our papers segment were $1,047.1 million for the nine months ended September 30, 2007, compared to $1,061.0 million for the nine months ended September 30, 2006.  The decrease was due to lower paper sales prices, which decreased by 5.8% for the nine months ended September 30, 2007, compared to paper prices for the nine months ended September 30, 2006.  This was partially offset by a 4.7% increase in paper volumes over the comparable period.

Net sales for our market pulp segment were $107.6 million for the nine months ended September 30, 2007, compared to $113.0 million for the nine months ended September 30, 2006.  The decrease was due to a 9.4% decrease in volume, which was partially offset by a 5.2% increase in price.  The decrease in volume was mainly due to our increase in internal consumption.

Net sales for our other segment were $28.2 million for the nine months ended September 30, 2007, compared to $29.2 million for the nine months ended September 30, 2006.  The decline was due to a 1.3% decrease in sales price and a 2.2% decrease in volume.

Cost of sales for the nine months ended September 30, 2007, was $1,126.5 million, compared to $1,110.8 million for the nine months ended September 30, 2006, an increase of 1.4%, primarily driven by higher sales volume.  Our gross margin, excluding depreciation and amortization, was 12.4% for the nine months ended September 30, 2007, compared to 15.3% for the same period in 2006.  This decline reflects the decline in average sales prices for the nine months ended September 30, 2007.  Depreciation and amortization expense for the nine months ended September 30, 2007, was $90.6 million compared to $91.4 million for the nine months ended September 30, 2006.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our Senior Secured Credit Facilities and the indentures governing the Third-Priority Senior Secured Notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing the notes to test the permissibility of certain types of transactions. We have included Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

	Successor
	& Predecessor	Successor
	Combined	& Predecessor	Successor	Successor
	Nine Months	Combined	Nine Months	Twelve Months
	Ended	Year Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,
(In millions of U.S. dollars)	2006	2006	2007	2007

Net income (loss)	$14.9	$8.9	$(81.1)	$(87.1)
Interest expense, net	27.4	55.3	84.0	111.9
Income taxes	7.0	7.0	-	-
Depreciation and amortization	91.4	121.0	90.6	120.2
EBITDA	$140.7	$192.2	$93.5	$145.0
Adjustments to EBITDA
Lease not assumed (1)	5.8	5.8	-	-
Change in machine use, net (2)	2.8	2.8	-	-
Restructuring, severance and other (3)	3.3	9.8	16.5	23.0
Non-cash compensation/benefits (4)	5.0	5.4	0.5	0.9
Inventory fair value (5)	4.6	5.9	-	1.3
Other items, net (6)	4.0	(0.1)	6.9	2.8
Adjusted EBITDA	$166.2	$221.8	$117.4	$173.0

Pro forma cash interest expense, net (7)				$107.0
Adjusted EBITDA to cash interest expense				1.6

(1)	Reflects the elimination of the historical rent expense incurred on the Sartell property lease that was not assumed by us.
(2)	Represents the elimination or addition of expected earnings as a result of changes in the use of two of our paper machines at the Jay mill prior to the Transactions.
(3)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the acquisition and carve out.
(4)
Represents amortization of certain one-time benefit payments and non-cash benefit payments.  Also includes the elimination of historical non-cash stock compensation costs previously incurred by us under International Paper's compensation plan.

(5)	Represents the fair value of inventory adjustment related to purchase accounting.
(6)
Represents earnings adjustments for exceptional levels of bad debt expense, legal and consulting fees, and other miscellaneous non-recurring items, including adjustments for incremental estimated costs for activities previously part of the corporate allocation as well as other incremental costs we anticipated incurring on a stand-alone basis subsequent to the Transactions

(7)	Presented pro forma for the Transactions. Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

NOTE:
To construct financials for the twelve months ended September 30, 2007, amounts have been calculated by subtracting the data for the nine months ended September 30, 2006, from the data for the year ended December 31, 2006, and then adding the nine months ended September 30, 2007.

Forward Looking Statements

Certain statements in this press release, including without limitation, statements made under the caption “About Verso Paper” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Verso Paper Holdings LLC (which may be referred to as “Verso,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso Paper

Based in Memphis, Tennessee, Verso Paper is a leading North American producer of coated papers, including coated groundwood, coated freesheet and supercalendered products.  Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on the company’s Web site at http://www.versopaper.com.

Conference Call

Verso Paper will host a conference call on Wednesday, November 14, 2007, at 10 a.m. Eastern Time to discuss third quarter results.  This release and the third quarter results will be made available on the Verso Paper website (www.versopaper.com).

Analysts and investors may participate in the live conference call by dialing 866-700-6067 (toll free domestic) or 617-213-8834 (international), access code 62710758.  To register, please dial in 10 minutes before the conference call begins.

A replay of the call can be accessed at 888-286-8010 (toll free domestic) or 617-801-6888 (international), access code 70686624.  The replay will be available starting at 12:00 PM (EST) on November 14, 2007, and will remain available until noon (EST) on November 28, 2007.

Contact
Verso Paper Holdings LLC
Robert P. Mundy, (901) 369-4185
Senior Vice President & Chief Financial Officer
robert.mundy@versopaper.com
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